UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)OF THE

SECURITIES EXCHANGE ACT OF 1934

5/30/2006

Date of Report (Date of earliest event reported)

SAFECO CORPORATION

(Exact name of registrant as specified in Charter)

WASHINGTON	1-6563	91-0742146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Safeco Plaza, Seattle, Washington	98185
(Address of principal executive officers)	(Zip Code)

(206) 545-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Safeco today named Ross J. Kari as the company’s executive vice president and chief financial officer, effective June 21, 2006. Mr. Kari’s employment with the company is at-will, and Safeco has no employment agreement with him. Under his offer of employment, Mr. Kari will have an annual base salary of $550,000. He will be eligible to receive an annual cash bonus of 70% of eligible pay based on target-level performance under company and personal performance goals; the maximum bonus possible will be 140% of eligible pay. His bonus for 2006 will be guaranteed at target and will be based on a full year’s salary.

On the first day of employment, Mr. Kari will be granted 8,680 restricted stock rights under Safeco’s Long-Term Incentive Plan, to vest ratably over four years, beginning February 15, 2007. The estimated value to Mr. Kari of this award upon grant is $450,000. Also on the first day of employment, Mr. Kari will be granted a nonqualified stock option to purchase 9,770 shares of Safeco’s common stock at an exercise price equal to the fair market value on the date of grant. The option, granted under Safeco’s Long-Term Incentive Plan, is estimated to have a $150,000 net present value. The option will vest ratably over four years beginning on the first anniversary of the grant.

Mr. Kari will be eligible to be considered annually for performance-measure restricted stock rights or other equity awards under Safeco’s Long-Term Incentive Plan with an economic value between 0% and 260% of eligible pay, with a target award of 195%, to be based on individual and company performance.

Mr. Kari, 47, joins Safeco from the Federal Home Loan Bank of San Francisco, where he served as chief operating officer and executive vice president since 2002. In this role, he directed the bank’s operational divisions, including financial management, sales and marketing, credit and collateral risk management, controllers, information services, and community investment. Before joining that bank, Mr. Kari served 18 years with Wells Fargo & Company, a $272 billion financial services company where Mr. Kari started as a financial analyst and ended his tenure as executive vice president and chief financial officer.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press release “Ross Kari Named Safeco’s New Chief Financial Officer,” dated May 30, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAFECO CORPORATION
Registrant

Dated: May 30, 2006	/s/ Charles F. Horne, Jr.
Charles F. Horne, Jr.
Senior Vice President and Controller